Exhibit 10.1

Sterling Construction Company, Inc.
Thomas R. Wright Employment Agreement

This Employment Agreement (this "Agreement") is made to be effective as of September 25, 2013 (the "Effective Date") by and between you, Thomas R. Wright, and Sterling Construction Company, Inc. (hereinafter referred to as the "Company.")

Background

The Company has conducted a search for a Chief Financial Officer and as a result thereof has made an offer of employment to you.  Because you wish to accept the Company's offer, this Agreement is designed to set forth the terms and conditions on which you will serve as an employee of the Company.

Therefore, for and in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Term.

1.1.
The initial term of this Agreement will for one year commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the day immediately preceding the first anniversary of the Effective Date.  This agreement shall thereafter be automatically renewed without any act by either party for additional, similar one-year terms unless the Company shall give you a written notice of non-renewal at least sixty days prior to the expiration of the then current term.

1.2.
This Agreement shall terminate prior to the expiration of the initial or any renewal term in the event that your employment is terminated by the Company pursuant to Section 8, below, or by you pursuant to Section 9, below.

2.
Title, Reporting Relationship, Responsibilities & Place of Employment. Your title, position, reporting relationship, duties and responsibilities, and place of employment so long as you are an employee of the Company under this Agreement are all set forth on Exhibit A.  You shall devote your full working time to diligently carrying out those duties and responsibilities to the best of your abilities.

3.	Compensation & Benefits. So long as you are an employee of the Company under this Agreement —

3.1.	Salary. You shall be paid the salary set forth on Exhibit A.

3.2.
Incentive Compensation.  You shall be eligible to participate in the annual incentive program that is made available to Sterling’s senior management team.  Your Target Incentive Amount as that term is defined in the 2013 Incentive Compensation Plan and in subsequent incentive plans (each an “Incentive Plan”) will be 120% of your base salary. Your incentive compensation for 2013 will be based on the Incentive Plan for 2013, but will be prorated based on the period during 2013 that you are employed by the Company, and on financial and personal goals to be worked out with Sterling’s Chief Executive Officer and the Audit Committee of the Board of Directors of the Company.  A copy of the 2013 Incentive Compensation Plan has been given to you.

3.3.
Benefits.  You shall be entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally, and on the same terms and conditions, however you will be eligible to enroll in the Company’s medical plan upon the Effective Date.  You shall be entitled to the paid vacation time set forth on Exhibit A.

3.4.	Relocation. You will be provided with a relocation package to cover the reasonable costs of moving you, your family and your household furnishings from Toronto, Ontario to the

Houston, Texas area in accordance with the Company’s relocation policy. A copy of that policy has been given to you.

3.5.
Special Stock Award. Within thirty days of the Effective Date, the Company will request the Compensation Committee of the Company's Board of Directors to award you ten thousand shares of the Company’s common stock.  The sale and transfer or other disposition of the shares will be restricted pursuant to the terms and conditions of the Company’s standard form of three-year Restricted Stock Agreement.  The restrictions will lapse in three substantially equal annual installments on the first three anniversaries of the Effective Date.

3.6.	Signing Bonus. Within thirty days of the Effective Date, the Company will pay you in cash $100,000 to reflect the loss of your 2013 incentive compensation at your prior employer.

4.
Business Expense Reimbursement.  You shall be reimbursed in accordance with the Company's business expense reimbursement policy from time to time in effect for all reasonable business expenses incurred by you in the performance of your duties and responsibilities.

5.	Indemnification.

5.1.
You will be indemnified by the Company with respect to claims made against you as a director, officer and/or employee of the Company and of any affiliate of the Company (as defined in Section 16.3.3, below) to the fullest extent permitted by the Company's charter and by-laws, and by the laws of the State of Delaware.

5.2.
So long as the directors of the Company are themselves covered by a directors and officers liability insurance policy, the Company will ensure that you in your capacity as an officer of the Company are similarly covered at no cost to you.

6.	Confidential Information.

6.1.
During your employment by the Company and thereafter, you shall not disclose to any person or entity Confidential Information (as defined below) except in the proper performance of your duties and responsibilities under this Agreement, or except as may be expressly authorized by the Board of Directors of the Company.

6.2.
For purposes of this Agreement, "Confidential Information" is defined as any information of the Company or its affiliates that derives independent economic value from not being generally known or readily ascertainable by proper means, and includes, but is not limited to trade secrets, customer names and lists, vendor names and lists, employee names, titles and lists, business plans, marketing plans, non-public financial data, product specifications as well as designs, inventions, discoveries, processes, drawings, documents, records, software, and also includes any information of a third party that is held by the Company and/or its affiliates under an obligation of confidentiality.

7.
Non-Compete Obligations.  For purposes of this Section 7 only, the term "the Company" shall include the Company's affiliates.  Your obligations with respect to competing with the Company and soliciting the Company's employees and customers (together the "Non-Compete Obligations") shall be as follows:

7.1.
You shall not render services or advice, whether for compensation or without compensation, and whether as an employee, officer, director, principal, consultant or otherwise, to any person or organization with respect to any product or service that is competitive with a product or service of the Company with which during your employment by the Company you were actively engaged, or of which you had detailed knowledge; or with any planned business in which you had an active part in the planning or of which you had detailed knowledge.

7.2.	You shall not either directly or indirectly as agent or otherwise in any manner solicit, influence or encourage any customer of the Company to take away or to divert or direct its

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business to yourself or to any person or entity by or with which you are employed, associated, affiliated or otherwise related (other than the Company.)

7.3.	You shall not recruit or otherwise solicit or induce any employee of the Company to terminate his or her employment, or otherwise cease his or her relationship with the Company.

7.4.	The Non-Compete Obligations shall continue so long as you are an employee of the Company. After your employment terminates for any reason, the Non-Compete Obligations —

7.4.1.
Shall continue for a period of twelve months or for the period, if any, with respect to which the Company is obligated to pay you your salary (whether or not payment is in a lump sum) whichever period is longer; and

7.4.2.
Shall apply in Texas and in any other state in which the Company received more than 10% of its annual revenues in the calendar year immediately preceding the calendar year in which your employment terminated.

8.	Termination by the Company. Prior to the expiration of this Agreement, the Company may terminate your employment only pursuant to the following terms and on the following conditions:

8.1.	Termination Without Cause. The Company may terminate your employment Without Cause (as defined below) by giving you ninety days' prior written notice thereof, in which event —

8.1.1.	The Company shall pay you in a lump sum your salary at the rate then in effect for a period of twelve full calendar months (the "Severance Amount;") and

8.1.2.
Subject to the terms and conditions set forth in the Incentive Plan then in effect, the Company shall pay you the incentive compensation that you would have earned had you remained an employee of the Company through the end of the calendar year in which your employment terminated and on the assumption that you satisfactorily completed all of your personal goals for such year.  In addition, notwithstanding any of the provisions of the Incentive Plan then in effect to the contrary, any incentive compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.  For the avoidance of doubt, no incentive compensation would be paid to you for any year subsequent to the year in which your employment terminated.

8.1.3.
For the period with respect to which the Company is required to pay the Severance Amount, the Company shall continue to cover you under the medical and dental plans sponsored by the Company for its employees with the same coverage you had immediately prior to the termination of your employment, provided that you remit to the Company on a timely basis an amount equal to the applicable monthly COBRA premium (less the COBRA administrative surcharge) for such continued coverage; and the Company shall reimburse you for any medical premium expenses incurred by you hereunder within thirty days after the date of your payment thereof.  To the extent that any medical or dental expense or in-kind benefits provided for under this Section 8.1.3 are taxable to you in a given year, any such expense shall be your sole resposibility.

8.1.4.	Definition of "Without Cause". Your employment shall be deemed to have been terminated by the Company Without Cause unless termination is for one of the following reasons:

(a)	Termination by reason of your becoming Permanently Disabled pursuant to Section 8.2, below;

(b)	Termination by reason of your death pursuant to Section 8.3, below;

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(c)	Termination for Cause pursuant to Section 8.4, below; or

(d)	Termination by you pursuant to Section 9.1 (Voluntary Resignation), below.

8.2.	Termination for Permanent Disability. The Company may terminate your employment if you become Permanently Disabled (as defined below) in which event —

8.2.1.	The Company shall pay you your salary then in effect through the date of termination of employment to the extent not already paid; and

8.2.2.
Subject to the terms and conditions of the Incentive Plan then in effect, the Company shall pay you a pro-rated amount of the incentive compensation that you would have earned had you remained an employee of the Company through the end of the calendar year in which your employment terminated and on the assumption that you satisfactorily completed all of your personal goals for such year, such pro-ration to be based on the number of days during such year that you were an employee of the Company.  In addition, notwithstanding any of the provisions of the Incentive Plan then in effect to the contrary, any of such incentive compensation that would otherwise be payable in shares of common stock of the Company shall be paid in cash.  For the avoidance of doubt, no incentive compensation would be paid to you for any year subsequent to the year in which your employment terminated.

8.2.3.
You shall be considered to have become Permanently Disabled if during any consecutive twelve month period, because of ill health, or physical or mental disability, you shall have been continuously unable to perform your duties and responsibilities under this Agreement, in whole or in substantial part, for one hundred eighty consecutive days.  The phrase "substantial part" means your inability to perform and devote at least eight hours per work day to the performance of your duties and responsibilities.

8.3.	Upon Your Death. In the event of your death during the term of this Agreement, your employment shall thereupon terminate and —

8.3.1.	The Company shall pay your estate your salary then in effect through the date of your death to the extent not already paid; and

8.3.2.
Subject to the terms and conditions of the Incentive Plan then in effect, the Company shall pay your estate a pro-rated amount of the incentive compensation that you would have earned had you remained an employee of the Company through the end of the calendar year in which your death occurred and on the assumption that you satisfactorily completed all of your personal goals for such year, such pro-ration to be based on the number of days during such year that you were an employee of the Company.  In addition, notwithstanding any of the provisions of the Incentive Plan then in effect to the contrary, any of such incentive compensation that would otherwise be payable in common stock of the Company shall be paid in cash.  For the avoidance of doubt, no incentive compensation would be paid to your estate for any year subsequent to the year in which your employment terminated.

8.4.
Termination for Cause.  The Company may terminate your employment for Cause (as defined below) by giving you written notice of termination.  In the event of the termination of your employment for Cause, the Company shall pay you any of your accrued but unpaid salary through the date of termination and any other amounts required to be paid by applicable law through that date.  For the avoidance of doubt, no incentive compensation of any kind shall be payable to you that had not already been paid to you on the date your employment is terminated for Cause.

8.4.1.	Definition of Cause. For purposes of this Section 8.4.1, "Cause" for termination of your employment shall mean any one or more of the following:

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(a)
Your intentional  nonperformance or willful misperformance of your duties and/or responsibilities that is not cured within thirty working days after you have been given written notice specifically identifying the reason or reasons why your performance is unsatisfactory.  If the Company believes that a cure of your unsatisfactory performance is practicable or possible, the Company shall also indicate in the notice what you can do to cure such unsatisfactory performance.

(b)	Your gross neglect of your duties and/or responsibilities, gross negligence in the performance of your duties and/or responsibilities, or your refusal to perform your duties and/or responsibilities.

(c)	Any act of theft or other dishonesty by you, including, but not limited to any intentional misapplication of the Company's or its affiliates' funds or other property.

(d)
Your conviction of any criminal activity (other than a traffic violation or a Class C misdemeanor) not described in the immediately preceding Subsection (c), or participation in any activity involving moral turpitude that is or could reasonably be expected to be injurious to the business or reputation of the Company.

(e)	Your immoderate use of alcohol and/or the use of non-prescribed narcotics that adversely and materially affects the performance of your duties and/or responsibilities.

(f)	Your material breach of Section 11, below.

9.	Termination by You.

9.1.
Voluntary Resignation.  You may resign your employment with the Company on ninety days' prior written notice to the Company (the "90-Day Notice Period.")  Upon receipt of a notice of resignation, the Company (a) may accelerate the effective date of your resignation to any date within the 90-Day Notice Period; and/or (b) may deem your notice of resignation a resignation by you of (x) any one or more of the offices then held by you in the Company; and (y) any one or more of the directorships and offices then held by you in the Company's affiliates, in each case to be effective on any date or dates within the 90-Day Notice Period.

9.1.1.	In the event you resign your employment, you will be paid your accrued but unpaid salary through the effective date of your resignation.

9.1.2.	In the event your resignation becomes effective before the end of a calendar year, no incentive compensation of any kind shall be paid to you with respect to such year or any subsequent year.

9.1.3.
In the event that your resignation becomes effective at or after the end of the calendar year in which you gave notice of your resignation, you shall be entitled to any earned  incentive compensation for such calendar year without regard to your having given a notice of resignation.

9.1.4.
For the avoidance of doubt, no incentive compensation of any kind shall be payable to you with respect to the calendar year or years following the calendar year in which you give notice of your resignation.

9.2.
Constructive Termination.  You may terminate your employment if (a) the Company commits a Breach (as defined below) of this Agreement; and (b) you give the Company detailed written notice of the Breach within thirty days after the occurrence thereof; and (c) the Company fails to cure the Breach within thirty days after the receipt of such notice or, if the nature of the Breach is such that it cannot practicably be cured in thirty days, if the

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Company shall fail to diligently and in good faith commence a cure of the Breach within such thirty-day period.

9.2.1.
In the event of your termination of your employment by reason of a Breach by the Company, the termination shall be deemed for purposes of this Agreement to be a termination by the Company Without Cause, and the Company shall be required to perform all of its obligations described in Section 8.1.1 through Section 8.1.4, above.

9.2.2.
For purposes of this Section 9.2, "Breach" shall mean a material breach by the Company of any one or more of the material terms or conditions of this Agreement.  For the avoidance of doubt, it shall not be a Breach of this Agreement if all or substantially all of the Company's assets or outstanding shares of capital stock are acquired by a third party and after such acquisition, you retain substantially the same duties, responsibilities and compensation that you had prior to such event, notwithstanding that the Company's common stock is no longer publicly traded or that the Company becomes a subsidiary or division of another entity.

10.
Change of Control.  In the event of a change of control of the Company, you will be entitled, under certain circumstances, to additional severance compensation according to the terms and conditions of Exhibit B.

11.
Company Policies.  In addition to the terms and conditions contained in this Agreement, you shall abide by all of the Company's policies from time to time in effect, including the policies on business conduct and ethics, and its policies on hedging, and on retaining shares of the common stock of the Company.

12.
Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed given by a party when hand delivered to the other party against a receipt therefor, or when deposited with a delivery service that provides next-business-day delivery and proof of delivery, in either case, addressed as follows:

If to the Company at:	With a copy to:
Sterling Construction Company, Inc.	Sterling Construction Company, Inc.
20810 Fernbush Lane	20810 Fernbush Lane
Houston, Texas 77073	Houston, Texas 77073
Attention: Board of Directors	Attention: Chief HR Officer

And a copy to:
Roger M. Barzun
60 Hubbard Street
Concord, Massachusetts 01742

If to You, at your most recent home
address as shown in the Company's
employment records.

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

13.
Severability.  If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein.  In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.  Notwithstanding the foregoing, however, no provision shall be deleted if it is clearly apparent under the circumstances that either or both of the parties would not have entered into this Agreement without such provision.

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14.	Survival. Notwithstanding the expiration or earlier termination of this Agreement or of your employment for any reason, the following terms shall survive such expiration or termination:

14.1.	Section 6 (Confidential Information;)

14.2.	Section 7 (Non-Compete Obligations;)

14.3.	Any right or obligation that accrued prior to such expiration or termination; and

14.4.	Any other obligation of a party that by its terms is to be performed or is to have continued effect after expiration or termination.

15.	Proration. Any amount payable to you hereunder for a period shorter than the period for which it is provided herein shall be pro-rated on a daily basis using a 365-day year.

16.	Miscellaneous.

16.1.	Withholdings. All compensation of any kind payable under this Agreement shall be subject to all legally-required withholdings and deductions as determined in good faith by the Company.

16.2.
Entire Agreement.  This Agreement together with the exhibits, policies and any other documents or instruments referred to herein contains the entire understanding of the parties on the subject matter hereof; shall not be amended, except by written agreement of the parties signed by each of them; shall be binding upon, and inure to the benefit of, the parties and their personal representatives, successors and permitted assigns; and shall not be assignable by either party without the prior written consent of the other party, except that the Company may assign this Agreement to any entity acquiring substantially all of the stock, business or assets of the Company, provided that the acquiror assumes in writing all of the Company's obligations hereunder.

16.3.	Construction.

16.3.1.
Each party has read and understood this Agreement and each party has had an opportunity to review this Agreement with counsel.  Accordingly, each provision of this Agreement shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of such provision.

16.3.2.	The words "herein," "hereof," "hereunder," "hereby," "herewith" and words of similar import when used in this Agreement shall be construed to refer to this Agreement as a whole.

16.3.3.	An "affiliate" of the Company is any entity controlling, controlled by, or under common control with, the Company.

16.3.4.	The words "include" "includes" "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items.

16.4.
Prior Dealings etc.  No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith or usage of trade that is not expressly incorporated herein shall be binding on the parties.

16.5.
Waiver.  The failure to insist upon strict compliance with any term, covenant or condition contained herein shall not be deemed a waiver of such term, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other time or times.  No term or condition hereof shall be waived unless in writing by the party to be bound by such waiver;

16.6.	Captions. The captions of the paragraphs herein are for convenience only and shall not be used to construe or interpret this Agreement.

Thomas R. Wright Employment Agreement — continued	Page 7 of 14

16.7.
Counterparts & Execution.  This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute but one and the same instrument.  This Agreement when signed by a party may be delivered by facsimile transmission with the same force and effect as if the same were an executed and delivered original, manually-signed counterpart.

16.8.
No Guarantee of Tax Consequences.  You shall be solely responsible and liable for any taxes (including but not limited to any interest or penalties) as a result of any payments made to you under this Agreement, and the Company makes no commitment or guarantee that any particular federal, state or local tax treatment will apply or be available hereunder.

17.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the domestic laws of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or of any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than Texas.

18.	Compliance with Section 409A of the Code.

18.1.
To the extent that any payment to you under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Internal Revenue Code of 1986 (the "Code") this Agreement shall be operated in compliance with the applicable requirements of Section 409A of the Code ("Section 409A") and its corresponding regulations and related guidance with respect to the payment in question.  Notwithstanding anything in this Agreement to the contrary, any payment under this Agreement that is subject to the requirements of Section 409A may only be made in a manner and upon an event permitted by Section 409A.  To the extent that any provision of this Agreement would cause a conflict with the requirements of Section 409A, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law, and the Company may modify this Agreement in such a manner as to comply with such requirements without your consent.

18.2.
If you are a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of your separation from service (as defined in Section 409A) with the Company until the later of —

18.2.1.	The date prescribed for payment in this Agreement; and

18.2.2.	The first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death.)

18.3.
All payments that were delayed by reason of the application of the date prescribed by Section 18.2.2, above (the "Section 18.2.2 Date") shall be aggregated and paid to you on the Section 18.2.2 Date in a lump sum together with interest computed from the date each such payment would have first been paid to you absent the application of the Section 18.2.2 Date until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit.  After the Section 18.2.2 Date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

18.4.
To the extent that any payment to you under this Agreement is payable on account of the termination of your employment with the result that the income tax under Section 409A of the Code would apply or be imposed on such payment, but where such tax would not apply

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or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A 1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date.

Sterling Construction Company, Inc.

By:	/s/ Peter E. MacKenna	/s/ Thomas R. Wright
	Peter E. MacKenna	Thomas R. Wright
President & Chief Executive Officer

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Exhibit A

Title:	You shall be elected to the position of Executive Vice President & Chief Financial Officer of the Company.
Reporting Relationship:	In carrying out your duties and responsibilities, you shall report to the President & Chief Executive Officer and the Audit Committee of the Board of Directors of the Company.
Duties & Responsibilities:
You shall diligently and to the best of your abilities carry out the customary duties and responsibilities of the chief financial officer of a publicly-traded corporation and such other appropriate duties and responsibilities as the President & Chief Executive Officer and the Audit Committee of the Company’s Board of Directors shall assign to you.

Place of Employment:	Your place of employment shall be in Harris County or a contiguous county in Texas except for required travel on the Company's business.
Salary:
Your annual salary shall be $350,000, which shall be paid to you commencing on the Effective date in installments at the same time and in the same manner as other senior managers of the Company are paid their salaries.  Your salary will be subject to annual reviews to consider whether a merit increase in your salary is appropriate.

Vacation:	You shall be entitled to four weeks of paid vacation per year pursuant to the Company's vacation policies.
__________________

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Exhibit B

To the Employment Agreement of Thomas R. Wright
(the "Employment Agreement")

Change of Control

1.	Change of Control Severance. In the event that —

(a)
Your employment is terminated by the Company Without Cause (as defined in Section 8.1.4 of the Employment Agreement) or by you by reason of a Breach by the Company in accordance with Section 9.2 (Constructive Termination) of the Employment Agreement; and

(b)
The termination of your employment occurs within a period commencing ninety days prior to the effective date of a Change of Control (as defined below) and ending at 5:00 p.m. Central Time on the last day of the sixth full calendar month following of the effective date of a Change of Control, you shall be entitled to the following:

(i)
Cash Payment.  A lump sum cash payment of $525,000 less the Severance Amount described in Section 8.1.1 of the Employment Agreement that is paid to you.  For the avoidance of doubt, no payment under this Exhibit B shall be made to you if the Severance Amount paid to you equals or exceeds $525,000.  All amounts payable under this Exhibit B will be paid within sixty days of the effective date of the termination of your employment.

(ii)
Restricted Stock.  The restrictions on any common stock of the Company awarded to you by the Company that were imposed on such stock by the Company shall expire as of the effective date of the termination of your employment notwithstanding any conflicting or different provision in any agreement pursuant to which such stock was awarded to you, but such expiration shall be subject, nevertheless, to Section 1(c), below, of this Exhibit B.

(c)	Golden Parachute Adjustment.

(i)
In the event that the Company (or its successor) determines, based upon the advice of a nationally-recognized accounting firm selected by the Company that is reasonably acceptable to you (the "Tax Consultant") that part or all of the amounts to be paid to you under this Agreement or otherwise, including but not limited to accelerated vesting of any restricted stock you hold, (the "Total Payments") constitute "Parachute Payments" as defined in Section 280G(b) of the Internal Revenue Code (the "Code") then, if the aggregate present value of such Parachute Payments, singularly or together with the aggregate present value of any consideration, compensation, or benefits to be paid to you under any other plan, arrangement, or agreement which constitute "Parachute Payments" (collectively, the "Parachute Amount") exceeds 2.99 times your "base amount" as defined in Section 280G(b)(3) of the Code (the "Base Amount") the amounts constituting Parachute Payments that would otherwise be payable to or for your benefit will be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the "Reduced Amount.")

(ii)
In making any reduction of the Parachute Amount, the Company shall reduce or eliminate payments first by reducing those payments that are not payable in cash, and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments, if any, that are to be paid the farthest in time from the determination; provided, however, that no Payment that is subject to Section 409A of the Code as nonqualified deferred compensation shall be reduced or eliminated until all Payments that are not subject to Section 409A of the Code have been eliminated, and then all such Payments that are subject to Section 409A of the Code shall not be reduced in reverse order but shall be reduced proportionally.

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(iii)
For the avoidance of doubt, the Tax Consultant shall perform all of the calculations required and described in this Section 1 of Exhibit B; you may require that any such calculations be made upon your written request therefor; and the Company shall bear all of the fees and expenses of the Tax Consultant.

2.	Definition of a Change of Control. A Change of Control of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

•	A "Change in Ownership;"

•	A "Change in Effective Control;" or

•	A "Change in Ownership of Assets"

as those terms are defined below.

(a)	A Change in Ownership.

(i)
A Change in Ownership shall be deemed to occur on the date that any Person or Group (as those terms are defined below) acquires ownership of stock of the Company that, together with stock held by that Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.

(ii)
If any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Ownership or to cause a Change in Effective Control.

(iii)
An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its own stock in exchange for property (but not when the Company acquires its own stock for cash) will be treated as an acquisition of stock for purposes of this Agreement.

(iv)
This Section 2(a) applies only when there is a transfer of stock of the Company or issuance of stock of the Company, and stock in the Company remains outstanding after the transaction.  Section 2(c), below, describes a change in ownership of assets.

(b)
A Change in Effective Control.  A Change in Effective Control shall be deemed to occur on the date on which a majority of the Company’s board of directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the appointment or election.

(c)	A Change in Ownership of Assets.

(i)
A Change in Ownership of Assets shall be deemed to occur on the date that any Person or Group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For purposes of this Section 2(c) —

(A)	The Company means and includes its consolidated subsidiaries.

(B)	Gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(ii)	There is no change in control event under this Section 2(c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer.

(iii)	A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to —

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(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(C)	A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person or Group described in the immediately preceding Subsection (C).

(iv)
Except as otherwise provided above in Section 2(c)(iii), a person's status is determined immediately after the transfer of the assets.  For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Company after the transaction, is not a Change in Ownership of Assets.

(d)	"Person." The term Person has the meaning provided in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") as modified in Sections 13(d) and 14(d) of the Exchange Act.

(e)
"Group."  The term Group has the meaning provided in Section 13(d)(3) or 14(d)(2) of the Exchange Act.  Persons will not be considered to be a Group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  Persons will be considered to be a Group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.  If a Person, including, but not limited to an entity, owns stock in both the Company and another entity that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, that Person is considered to be a Group with other shareholders only with respect to the ownership in the Company before the transaction giving rise to the change and not with respect to the ownership interest in the other entity.

3.	Section 409A of the Code.

(a)
Notwithstanding the foregoing, in any circumstance in which the foregoing definition of Change of Control would be operative and with respect to which the income tax under Section 409A of the Code ("Section 409A") would apply or be imposed, but where such tax would not apply or be imposed if the meaning of the term "Change of Control" met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term "Change of Control" herein shall mean, but only for the transaction so affected, a "change in control event" within the meaning of Treas. Reg. §1.409A–3(i)(5).

(b)
To the extent that any payment to you under this Agreement is payable on account of the termination of your employment, with the result that the income tax under Section 409A would apply or be imposed on such payment, but where such tax would not apply or be imposed if the meaning of the term "termination" included and met the requirements of a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h), then the term "termination" herein shall mean, but only with respect to the income so affected, an event, circumstance or condition that constitutes both a "termination" as defined in the preceding sentence and a "separation from service" within the meaning of Treas. Reg. §1.409A-1(h).

(c)
If you are a key employee (as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof)) except to the extent permitted under Section 409A, no benefit or payment that is subject to Section 409A (after taking into account all applicable exceptions to Section 409A, including, but not limited to the exceptions for short-term deferrals and for separation pay only upon an involuntary separation from service) shall be made under this Agreement on account of your separation from service (as defined in Section 409A) with the

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Company until the later of (i) the date prescribed for payment in this Agreement; and (ii) the first day of the seventh calendar month that begins after the date of your separation from service (or, if earlier, the date of your death). All payments that are delayed by reason of the application of this section shall be aggregated and paid to you in a lump sum together with interest computed from the date each such payment would have first been paid absent the application of this six-month delay until paid using the Non-LIBOR rate of interest the Company would have paid had it borrowed the amount of the payment under its revolving line of credit. After this date, the Company shall pay any other amounts provided for herein to the extent and in the manner provided in this Agreement.

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